Exhibit 10.1

LOAN AGREEMENT

DATED AS OF DECEMBER 22, 2014

BETWEEN

GREAT LAKES AVIATION, LTD.

as Borrower,

and

CALLIDUS CAPITAL CORPORATION,

as Lender

TABLE OF CONTENTS

1.	DEFINITIONS:	1
2.	LOANS.	13
3.	FACILITY A LOAN AVAILABILITY:	13
4.	ADVANCES OF FACILITY A LOAN:	14
5.	FACILITY B LOAN AVAILABILITY:	15
6.	ADVANCES OF FACILITY B LOAN:	16
7.	ADVANCE OF FACILITY C LOAN:	16
8.	RESERVED.	16
9.	RESERVED.	16
10.	TERM:	16
11.	INTEREST RATE:	16
12.	PRINCIPAL PAYMENTS:	17
13.	MANDATORY PAYMENTS.	17
14.	PREPAYMENT:	18
15.	FACILITY FEE:	19
16.	MAINTENANCE AND MONITORING FEE AND UNUSED LINE FEE:	19
17.	SECURITY:	19
18.	CONDITIONS TO BORROWING:	21
19.	CASH MANAGEMENT SYSTEMS:	23
20.	REPRESENTATIONS:	24
21.	LENDER REPRESENTATIONS:	28
22.	COVENANTS:	28
23.	BORROWING BASE REPORTS; REPORTS:	34
24.	FIELD EXAMINATIONS/APPRAISALS:	36
25.	EXPENSES:	36
26.	EVENTS OF DEFAULT:	37
27.	TAXES:	40
28.	INTERNAL REVENUE SERVICE FORMS:	42
29.	RESERVED.	42
30.	ONE LOAN; MARSHALING; SURVIVAL	42
31.	USURY CEILING:	42
32.	CONSENT TO JURISDICTION:	43
33.	LAW OF NEW YORK:	43

34.	GENERAL:	43
35.	ORAL AGREEMENTS.	47
36.	RELEASE.	48
37.	WAIVER OF JURY TRIAL.	48

ii

SCHEDULES:

Schedule 18(a)(i):	Secured Indebtedness Paid at Closing
Schedule 19(d):	Cash Management Accounts
Schedule 20(a):	Significant Shareholders
Schedule 20(b):	Related Party Transactions
Schedule 20(e):	Intellectual Property
Schedule 20(g):	Defaults and Judgments
Schedule 20(j):	Permits
Schedule 20(k):	Permitted Debt and Permitted Liens
Schedule 20(p):	ERISA Matters
Schedule 20(q):	Collective Bargaining Agreements
Schedule 20(t):	Environmental Disclosures
Schedule 20(v):	Material Contracts
Schedule 20(w):	EAS Program Contracts
Schedule 20(x):	Eligible Fleet Equipment
Schedule 22(b)(x):	Collateral Locations

iii

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) dated December 22, 2014, effective upon the “Effective Date” as defined below, is made between Great Lakes Aviation, LTD. (“Borrower”) and Callidus Capital Corporation (“Lender”). Borrower and Lender are referred to collectively as “Parties”, and individually as a “Party”. All dollar amounts are denominated in US Dollars. Borrower desires to obtain up to an amount of Thirty-Four Million Dollars ($34,000,000) in loans and Lender has approved providing such financing to (i) satisfy all obligations owed to GB Credit Partners, LLC and Crystal Capital LLC; (ii) satisfy all obligations of other secured lenders or lienholders who may prime Lender and other obligations described herein except as otherwise agreed by Lender; (iii) fund aircraft refurbishment and other capital expenditures solely for the use of Borrower; and (iv) provide working capital solely for the use of Borrower, each on the terms and conditions set forth in this Agreement.

Accordingly, for valuable consideration, the parties hereto agree as follows:

1.	DEFINITIONS:

In addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

(a)	“Account” has the meaning attributed thereto in the UCC, and “Account Debtor” means the party who is obligated under any Account.

(b)	“Act” means subtitle VII of Title 49 of the United States Code.

(c)	“Additional Closing Documents” has the meaning attributed thereto in Paragraph 17(b) of this Agreement.

(d)	“Affiliate” means any Person which, directly or indirectly controls or is controlled by or is under common control with Borrower. For purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person through the ownership of voting securities in excess of 10% of the outstanding voting securities of such Person.

(e)	“Applicable Laws” means, with respect to any Person, property, transaction or event, all present or future statutes, regulations, rules, orders, codes, treaties, conventions, judgments, awards, determinations and decrees of any governmental, administrative, regulatory, fiscal or monetary body or court of competent jurisdiction, in each case, having the force of law in any applicable jurisdiction.

(f)	“Applicable Taxes” has the meaning attributed thereto in Paragraph 27(a) of this Agreement.

(g)	“August 2014 Appraisal” means the Audit, Inspection & Valuation of Aircraft, Spares, Inventory and Inventory Control Procedures of Great Lakes Aviation, Ltd., prepared for Crystal Financial LLC by Sage-Popovich, Inc. as of August 2014.

(h)	“Blocked Account” means Account No. [*] maintained at Wells Fargo.

(i)	“Business Day” means any day other than a Saturday or a Sunday or any other day on which banks are closed for business in Toronto, Ontario, Canada or New York, New York.

(j)	“Cape Town Treaty” has the meaning attributed thereto in 49 U.S.C. Section 44113(3).

(k)	“Capital Expenditures” has the meaning attributed thereto in Paragraph 23(b)(xx).

(l)	“Cash Management Account” has the meaning attributed thereto in Paragraph 19(a).

(m)	“Casualty Event” means, with respect to any property of any Person, any loss of title with respect to such property or any loss of or damage to or destruction of, or any condemnation or other taking (including by any governmental authority) of, such property for which, as to all of the foregoing, such Person receives insurance proceeds or proceeds of a condemnation award or other compensation.

(n)	“Collateral” means collectively, all property and assets covered by the Security Agreements.

(o)	“Collateral Access Agreement” means an agreement in form and substance satisfactory to the Lender pursuant to which all warehouseman, processor or other bailee of inventory or other property owned by Borrower acknowledges the Liens under the Security Agreements and subordinates or waives any Liens (other than Permitted Liens) held by such Person on such property.

(p)	“Closing Date” means December 22, 2014.

(q)	“Credit Document” means any of this Agreement, the Security Agreements and all other documents to be executed and delivered to the Lender by Borrower or any other Person in connection with the Obligations, as the case may be, as the same have been or may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced and all such documents, collectively, the “Credit Documents”.

(r)	“Credit Facility Amount” means Thirty-Four Million Dollars ($34,000,000).

(s)	“Default” means an event, which with the giving of notice or passage of time, or both, would constitute an Event of Default.

(t)	“Disbursement Account” means Account No. [*] at Wells Fargo.

(u)	“EAS Program” means the Essential Air Services Program operated by the United States Department of Transportation. “EAS Program Contract” means a contract arising under the EAS Program.

(v)	“EBITDA” means the total (without duplication) of Net Income of Borrower for the applicable period, plus, to the extent deducted in the determination of Net Income (a) the aggregate amount of Borrower’s depreciation and amortization expense, (b) the aggregate amount of Borrower’s interest expense, (c) the aggregate amount of Borrower’s income tax expense for such period; all as determined in accordance with GAAP. For purposes of determining EBITDA, “Net Income” will be determined exclusive of any amounts attributable to: (i) any upward or downward inventory adjustments except to the extent an inventory adjustment is required by Borrower’s independent certified public accountants under GAAP as part of preparing Borrower’s annual audited financial statements and for which Lender is given notice of the amount thereof; (ii) any gain or loss arising from the sale of capital assets; (iii) any gain or loss arising from the write-up or write-down of any assets; (iv) any extraordinary gains or losses; (v) any gains or losses recognized by Borrower as earnings or losses which relate to adjustments made by Borrower as a result of any extraordinary accounting adjustment; and (vi) any other non-operating, non-recurring gains or losses from time to time occurring, determined in accordance with GAAP.

(w)	“Effective Date” has the meaning given in Paragraph 18(a) herein.

(x)	“Eligible Accounts Receivable” means Accounts owed solely to Borrower from arm’s length third parties that are unrelated to and unaffiliated with Borrower (including any shareholder, member, officer, director, employee and agent thereof) and that:

(i)	are evidenced by Borrower’s standard invoice therefor, or in the case of receivables related to the EAS Program by electronic report, and arise from actual and bona fide completed provision of services by Borrower, in each case in the ordinary course of its business;

(ii)	in respect of any individual invoice, are less than ninety (90) days old (the “Account Aging”) from the date of the original invoice or other writing evidencing such Account;

(iii)	are not subject to any disputes, contras, set-offs, hold-backs or right of return or deferred revenue, except as reflected in the Facility A Weekly Borrowing Base Report and otherwise expressly determined by Lender to be eligible hereunder;

(iv)	Reserved;

(v)	are and continue to be acceptable to Lender, in its sole discretion, for margining purposes;

(vi)	are not owed by an Account Debtor who has failed to pay fifty percent (50%) or more of the aggregate amount of its accounts receivable owing to Borrower within ninety (90) days (the “Account Cross-Aging”) after the date of the respective invoices or other writings evidencing such Accounts;

(vii)	are not owed by an Account Debtor that has filed or has filed against it a petition for bankruptcy, restructuring, insolvency, assignment for benefit of creditors, receivership or any other type of relief under insolvency laws;

(viii)	are not subject to any Lien in favor of any Person other than Permitted Liens; and

(ix)	are subject to a first priority Lien in favor of Lender subject only to Statutory Liens disclosed to Lender.

(y)	“Eligible Fleet Equipment” means Equipment that is aircraft, spare engines and propellers owned solely by Borrower which is used in the ordinary course of Borrower’s operations, and that:

(i)	is listed in the most recent equipment appraisal commissioned by Borrower and is not then in the possession of a third party for repair, maintenance or refurbishment;

(ii)	is and continues to be acceptable to Lender, in its sole discretion, for margining purposes and which has been approved in writing by Lender;

(iii)	is insured under an all-risks insurance policy acceptable to Lender in its sole discretion and with respect to which Lender has received a certificate of such insurance showing Lender as lender loss payee;

(iv)	is not subject to any Lien in favor of any Person other than Permitted Liens; and

(v)	is subject to a first priority Lien in favor of Lender subject only to Statutory Liens disclosed to Lender.

(z)	“Eligible Investment Grade Accounts Receivable” means an Account (a) which satisfies all of the requirements for an Eligible Accounts Receivable except that, from the definition of Eligible Accounts Receivable, the Account Aging and the Account Cross-Aging will be 120 days; and (b) for which each of the applicable Account Debtors is either (i) a Governmental Entity; or (ii) has a short term credit rating assigned by Standard & Poor’s of BBB (or the equivalent rating from any other nationally recognized statistical rating organization) or higher.

(aa)	“Eligible Parts Inventory” means Inventory owned by Borrower that is rotable and consumable parts used by Borrower to operate its airline business and maintain its aircraft fleet which:

(i)	is (A) immediately useable in the operation or maintenance of aircraft owned solely by Borrower which are subject to Lender’s first priority lien; and (B) is not in a state of disrepair or offsite for maintenance or refurbishment;

(ii)	is and continues to be acceptable to Lender, in its sole discretion, for margining purposes and which has been approved in writing by Lender;

(iii)	is insured under an all-risks insurance policy acceptable to Lender in its sole discretion and in which Lender is named as the lender loss payee, and a certified copy of which is provided to Lender by Borrower;

(iv)	is not subject to any Lien in favor of any Person other than Permitted Liens;

(v)	is subject to a first priority Lien in favor of Lender; and

(vi)	is not purchased or sold on consignment.

(bb)	“Eligible Unbilled Accounts” means, at any time, the aggregate of those amounts owing to Borrower for which each of the following statements is true, and which Lender has not otherwise determined to be ineligible in Lender’s judgment exercised in good faith:

(i)	Actual services under an EAS Program Contract have been performed which will give rise to accounts in the amount of such Eligible Unbilled Account owing by Department of Transportation owing for such services and there is evidence of the performance of such services reasonably acceptable to Lender.

(ii)	Except for the fact that they have not been invoiced, such amount owing to Borrower would constitute an Eligible Account Receivable.

(cc)	Such amount has not been included in the borrowing base as an Eligible Unbilled Account for greater than thirty-one (31) days.

(dd)	“Environmental Claim” means any third party (including Governmental Authorities and employees) action, lawsuit, claim or proceeding (including claims or proceedings at common law or under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability in excess of $250,000 for (i) noise; (ii) pollution or contamination of the air, surface water, ground water or land or the clean-up of such pollution or contamination; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees; (vi) the manufacture, processing distribution in commerce or use of Hazardous Substances. An “Environmental Claim” includes a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations of an applicable permit, license, or regulation as alleged by any Governmental Entity.

(ee)	“Environmental Liabilities” means all liabilities in excess of $250,000 arising from any Environmental Claim, Environmental Permit, Environmental Matter or legal requirement, under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including remedial, removal, response, abatement, restoration (including natural resources), investigative, monitoring, personal injury and damage to property or natural resources or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, reissuance or renewal of any Environmental Permit, including reasonable attorneys’ fees and court costs.

(ff)	“Environmental Matters” means matters relating to pollution or protection of the environment, including emissions, discharges, releases or threatened releases of Hazardous Substances into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

(gg)	“Environmental Permit” means any permit, license, approval or other authorization under any applicable legal requirement relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances.

(hh)	“Equipment” has the meaning attributed thereto in the UCC.

(ii)	“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

(jj)	“ERISA Affiliate” means a member of Borrower’s “controlled group” as such term is defined in Section 4001(a)(14) of ERISA.

(kk)	“ERISA Event” means (a) a “reportable event” described in Section 4043 of ERISA (other than a reportable event for which notice requirements are waived or would not reasonably be expected to have a Material Adverse Effect), (b) the filing of a notice of intent to terminate any “defined benefit plan” (within the meaning of Section 3(35) of ERISA and that is subject to Title IV of ERISA) sponsored by Borrower pursuant to Section 4041(c) of ERISA, and (c) the institution of proceedings to terminate such defined benefit plan by the United States Pension Benefit Guaranty Corporation pursuant to Section 4042 of ERISA.

(ll)	“ET” means eastern daylight savings or standard time, as the case may be.

(mm)	“Event of Default” has the meaning attributed thereto in 27 of this Agreement.

(nn)	“FAA” means Federal Aviation Administration.

(oo)	“Facility A Loan” has the meaning attributed thereto in Paragraph 2(a) of this Agreement.

(pp)	“Facility A Loan Availability” has the meaning attributed thereto in Paragraph 3 of this Agreement.

(qq)	“Facility A Weekly Borrowing Base Report” has the meaning attributed thereto in Paragraph 3 of this Agreement.

(rr)	“Facility B Loan” has the meaning attributed thereto in Paragraph 2(b) of this Agreement.

(ss)	“Facility B Loan Availability” has the meaning attributed thereto in Paragraph 5 of this Agreement.

(tt)	“Facility B Weekly Borrowing Base Report” has the meaning attributed thereto in Paragraph 5 of this Agreement.

(uu)	“Facility C Loan” has the meaning attributed thereto in Paragraph 2(c) of this Agreement.

(vv)	“FARs” means the Federal Aviation Regulations embodied in Title 14 of the U.S. Code of Federal Regulations, as amended from time to time, or any successor regulations.

(ww)	“FATCA” means Sections 1471 through 1474 of the Code, any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

(xx)	“Fixed Charge Coverage Ratio” means, with respect to any Test Period, the ratio of (a) the difference of (i) EBITDA for such Test Period less (ii) unfinanced Capital Expenditures for such Test Period, to (b) Fixed Charges for such Test Period, as determined for the Borrower in accordance with GAAP.

(yy)	“Fixed Charges” means, for the applicable Test Period, the total (without duplication) of (all as determined in accordance with GAAP): (a) the principal amounts of Borrower’s long-term Indebtedness which are scheduled or mandated to be paid during the applicable period (excluding any Indebtedness paid to Prior Lenders); plus (b) Borrower’s aggregate cash payments of interest for the applicable period, including interest paid on the Obligations, all capital lease obligations and any other Indebtedness for the applicable period; plus (c) the principal portion of capital lease obligations paid or which were scheduled to be paid by Borrower during the applicable period; plus (d) the aggregate amount of Borrower’s cash payments of income and franchise taxes for the applicable period.

(zz)	“Forced Liquidation Value” has the meaning set forth in the most recent appraisal that is acceptable to Lender in its sole discretion which appraisal will use industry standard valuation methodology and assumptions.

(aaa)	“GAAP” means generally accepted accounting principles in the United States in effect from time to time and for the period as to which such accounting principles are to apply without giving effect to any change to lease accounting rules from those in effect pursuant to FASB ASC 840 and other related lease accounting guidance as in effect on the Closing Date; provided, however, that in the event Borrower modifies its accounting principles and procedures as applied as of the date hereof, Borrower shall provide such statements of reconciliation as shall be in form and substance acceptable to Lender. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, indebtedness will be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(bbb)	“Governmental Entity” means any (i) multinational, federal, state, municipal, local or other government, governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

(ccc)	“Hazardous Substances” means petroleum products and any pollutants, hazardous or toxic waste or substance defined or regulated from time to time by any law, rule, regulation or order.

(ddd)

“Indebtedness” means all of Borrower’s indebtedness, obligations, and liabilities to any Person, including: (a) the Obligations, (b) all indebtedness, obligations, and liabilities of Borrower secured by a Lien on property owned by Borrower, even though Borrower has not assumed or become liable for the payment therefor, (c)

all indebtedness, obligations, or liabilities created or arising under any guaranty or any lease of real or personal property, or conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property, and (d) all other debts, claims and indebtedness, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law, or otherwise.

(eee)	“Indemnified Person” has the meaning attributed thereto in Paragraph 25 of this Agreement.

(fff)	“International Interest” as the meaning attributed thereto in the Cape Town Treaty.

(ggg)	“Inventory” has the meaning attributed thereto in the UCC.

(hhh)	“Lien” means any mortgage, lien, pledge, assignment, charge, security interest, title retention agreement or arrangement, prior claim, hypothec, levy, execution, seizure, attachment, garnishment, right of distress, restrictive covenant or other encumbrance of any nature or any other arrangements or condition that in substance secures payment or performance of an obligation, or other claim in respect of property of any nature or kind whatsoever howsoever arising (whether consensual, statutory or arising by operation of law or otherwise) and includes arrangements known as sale and lease-back, sale and buy-back and sale with option to buy-back or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under UCC (or equivalent statutes) of any jurisdiction.

(iii)	“Loan” means each advance made under Facility A Loan, Facility B Loan, and Facility C Loan, including all over formula and over advances made thereunder, and “Loans” means collectively all of the foregoing.

(jjj)	“Material Adverse Effect” means any change, condition or event which, when considered individually or together with other changes, conditions and events, could reasonably be expected to have a material adverse effect (i) on the business, revenues, operations, assets, liabilities (contingent or otherwise), financial condition or prospects of Borrower; (ii) on the rights and remedies of the Lender under the Credit Documents; (iii) on the ability of Borrower to perform its obligations under the Credit Documents; or (iv) on the Liens created by the Security Agreements.

(kkk)	“Material Contract” has the meaning set forth in Paragraph 20(v) of this Agreement.

(lll)	“Maximum Rate” has the meaning attributed thereto in Paragraph 31 of this Agreement.

(mmm)	“Maximum Facility A Amount” means Three Million Dollars ($3,000,000).

(nnn)	“Maximum Facility B Amount” means Six Million Dollars ($6,000,000).

(ooo)	“Multiemployer Plan” has the meaning attributed thereto in Paragraph 26(u) of this Agreement.

(ppp)	“Net Book Value” means the invoice cost minus depreciation and amortization.

(qqq)	“Net Orderly Liquidation Value” has the meaning set forth in the most recent appraisal that is acceptable to Lender in its sole discretion, which appraisal will use industry standard valuation methodology and assumptions.

(rrr)	“Notes” means collectively the Facility A Note, the Facility B Note, and the Facility C Note, and “Note” means each of them individually.

(sss)	“Obligations” means all loans, advances, indebtedness, obligations and liabilities of Borrower to Lender under this Agreement, the Notes, and the other Credit Documents, together with all other indebtedness, obligations and liabilities whatsoever of Borrower to Lender, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

(ttt)	“Other Taxes” has the meaning attributed thereto in Paragraph 27(c) of this Agreement.

(uuu)	“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

(vvv)	“Pension Plan” means any plan established and maintained by Borrower, or contributed to by Borrower, which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the internal Revenue Code.

(www)	“Permits” means all licenses and permits required by any Governmental Entity for the operations of the Borrower.

(xxx)	“Permitted Debt” has the meaning attributed thereto in Paragraph 22(b)(xviii) of this Agreement.

(yyy)	“Permitted Liens” means, without Lender having or being deemed to have acknowledged, acquiesced or agreed to the quantum secured by such Liens or to the priority, enforceability, or validity of such Liens:

(i)	any “purchase money security interests” (as defined in the UCC) or vendor’s hypothecs or other Liens, in each case on Equipment used by Borrower in the operation of its business and which is not for resale, lease or rental to its customers, and which is assumed, created or reserved to secure the unpaid purchase price of such equipment provided that any such Lien is limited to the Equipment so acquired and the maximum amount so secured does not exceed $250,000 in aggregate at any time;

(ii)	Liens listed in Schedule 20(k) attached hereto;

(iii)	any Statutory Liens; and,

(iv)	any other Lien or Lien permitted under the terms of the Credit Documents or otherwise consented to, in writing, by the Lender.

(zzz)	“Person” includes a natural Person, a partnership, a joint venture, a trust, a fund, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof, and any other incorporated or unincorporated entity.

(aaaa)	“Prior Lenders” means those lenders that have been paid on the Closing Date from proceeds of the Loans.

(bbbb)	“Priority Claims” means the aggregate of any amounts accrued or payable by Borrower, which under any law may be secured by liens that rank prior to or pari passu with any of the liens and security interests granted under the Security Agreements or otherwise in priority to or pari passu with any claim by Lender for payment or repayment of any amounts owing under this Agreement.

(cccc)	“Prospective Assignment” has the meaning attributed thereto in the Capetown Treaty.

(dddd)	“Prospective International Interest” has the meaning attributed thereto in the Capetown Treaty.

(eeee)	“related Person” has the meaning attributed thereto in Paragraph 19(c) of this Agreement.

(ffff)	“Repayment Date” has the meaning attributed thereto in Paragraph 10(a) of this Agreement.

(gggg)	“Report Day” means the date of the week agreed to by Borrower and Lender, or if such day is not a Business Day, the next Business Day thereafter.

(hhhh)	“Security Agreements” means, collectively, the security agreements referred to in Paragraph 17, and any other agreements under which any security is granted to the Lender, as security for the Obligations of Borrower under this Agreement and the other Credit Documents, as the same have been or may at any time and from time to time hereafter be amended, restated, supplemented, otherwise modified or replaced.

(iiii)	“Statutory Liens” means any Liens arising by operation of Applicable Laws, including, without limitation, for carriers, warehousemen, repairers’, taxes, assessments, statutory obligations and government charges and levies for amounts not yet due and payable or which may be past due but which are being contested in good faith by appropriate proceedings (and as to which there are no other enforcement proceedings or they shall have been effectively stayed).

(jjjj)	“Tax” and “Taxes” means all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings and other charges of any nature (including income, corporate, capital (including large corporations), net worth, sales, consumption, use, transfer, goods and services, value-added, stamp, registration, franchise, withholding, payroll, employment, health, education, employment insurance, pension, excise, business, school, property, occupation, customs, anti-dumping and countervail taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, re-assessments, withholdings and other charges) imposed by any governmental authority, together with any fines, interest, penalties or other additions on, to, in lieu of, for non-collection of or in respect of those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings and other charges.

(kkkk)	“Term of this Agreement” means the period from and including the Effective Date to and including the date on which all amounts owing by Borrower to the Lender hereunder have been paid in full and the Lender has no further obligations hereunder.

(llll)	“Test Period” means each 12 Month Period ending on the last day of each fiscal quarter of the Borrower. “12 Month Period” means, in respect of a date as of which the applicable financial covenant is being calculated, the twelve consecutive fiscal months ending on or immediately preceding the date as of which the financial covenant is being calculated (i.e., a rolling 12 fiscal month period).

(mmmm)	“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of New York or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests.

(nnnn)	“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

Words importing the singular include the plural thereof and vice versa and words importing gender include the masculine, feminine and neuter genders.

2.	LOANS.

Lender hereby agrees to make available to Borrower on the terms and conditions set forth herein, and Borrower hereby unconditionally promises to pay to Lender upon the earlier of the Repayment Date or an Event of Default, all unpaid principal and accrued interest outstanding under the following Credit Facilities:

(a)	A revolving loan facility in the maximum principal amount of up to Three Million Dollars ($3,000,000) (the “Facility A Loan”);

(b)	A revolving loan facility in the maximum principal amount of up to Six Million Dollars ($6,000,000) (the “Facility B Loan”);

(c)	A single advance term loan facility in the maximum principal amount of up to Twenty-Five Million Dollars ($25,000,000) (the “Facility C Loan”);

3.	FACILITY A LOAN AVAILABILITY:

The maximum amount that shall be available under the Facility A Loan at any time and from time to time will, subject to the maximum amount contemplated in Paragraph 4(c) of this Agreement, be determined by the Lender once each week (or more frequently as determined by the Lender) and will be limited during such week (or other period as aforesaid) in accordance with the following formula (the “Facility A Loan Availability”):

the aggregate of:

(a)	ninety percent (90%) of Eligible Investment Grade Accounts;

PLUS

(b)	eighty-five percent (85%) of Eligible Accounts Receivable (other than those accounts included in clause (a) above);

PLUS

(c)	seventy percent (70%) of Eligible Unbilled Accounts;

PLUS

(d)	the lesser of eighty-five percent (85%) of the Net Orderly Liquidation Value, or sixty percent (60%) of the Net Book Value of Eligible Parts Inventory;

LESS the aggregate of:

(e)	the amount of the Facility A Loan then outstanding, together with all amounts then due and payable by Borrower to Lender relating to Facility A Loan (including, without limitation, past due interest); and

(f)	without duplication of other reserves or deductions from Eligible Investment Grade Accounts Receivables, Eligible Accounts Receivable, Eligible Unbilled Accounts, or the Net Orderly Liquidation Value, or the cost or fair market value book value of Eligible Parts Inventory:

i.	a reserve of Three Million, Five Hundred Thousand Dollars ($3,500,000);

ii.	all contras, deductibles, holdbacks, setoffs and recoupments that an Account Debtor asserted or to which Borrower has reason to believe such assertion will be made;

iii.	a Forty-five Thousand Dollar reserve for expected contra payments to be adjusted up or down in Lender’s discretion after completion of each field audit;

iv.	all deposits received for application to future services or obligations to Account Debtors;

v.	reserves, determined by the Lender in its sole discretion, in respect of actual and/or potential Priority Claims and/or Statutory Liens;

vi.	all deductibles under all applicable insurance policies of Borrower; and

vii.	other reserves, as determined by Lender in its sole discretion.

On the Report Day, or if such day is not a Business Day, the next Business Day thereafter, prior to 1:00 p.m. ET, Borrower will provide a certified report (a “Facility A Weekly Borrowing Base Report”) to the Lender (in such form as the Lender shall reasonably require) setting forth the information required pursuant to Paragraph 23(a) and as otherwise required by Lender.

4.	ADVANCES OF FACILITY A LOAN:

(a)	Facility A Loan advances to be made hereunder shall be the lesser of Borrower’s requested advance in its Facility A Weekly Borrowing Base Report and the then Facility A Loan Availability and will, less any amounts to be deducted therefrom as provided for hereunder, be deposited into Borrower’s Disbursement Account. Lender shall, upon receipt of Facility A Weekly Borrowing Base Report and any additional information requested, calculate the then existing Facility A Loan Availability and advise Borrower accordingly.

(b)	Provided that no Default or Event of Default has occurred and is continuing, and that at the time the advance is to be made the conditions contained in Paragraph 18 of this Agreement have been satisfied, Facility A Loan advances to be made hereunder shall, provided that the request for such advance is contained in a Facility A Weekly Borrowing Base Report and that such Facility A Weekly Borrowing Base Report is received by the Lender prior to 1:00 p.m. ET on the Report Day, be made no later than the close of business on the next Business Day.

(c)	Notwithstanding anything to the contrary contained in this Agreement, Facility A Loan advances shall be made by the Lender only to the extent of the then Facility A Loan Availability as calculated by the Lender, in its sole discretion, and, further, subject to an aggregate maximum amount outstanding under Facility A Loan of Three Million Dollars ($3,000,000), including past due interest owing on the amount of the Facility A Loan then outstanding, and (without duplication of other reserves or deductions) past due fees and expenses.

5.	FACILITY B LOAN AVAILABILITY:

The maximum amount that shall be available under the Facility B Loan at any time and from time to time will, subject to the maximum amount contemplated in Paragraph 6(c) of this Agreement, be determined by the Lender once each week (or more frequently as determined by the Lender) and will be limited to the following formula (the “Facility B Loan Availability”):

(a)	The amount of 90% of the Forced Liquidation Value of the Eligible Fleet Equipment less the principal and past-due interest on the Facility C Loan;

LESS the aggregate of:

(b)	the amount of the Facility B Loan then outstanding, together with all amounts then due and payable by Borrower to Lender relating to Facility B Loan (including, without limitation, past due interest);

(c)	without duplication of other reserves, reserves, determined by the Lender in its sole discretion, in respect of actual and/or potential Priority Claims and/or Statutory Liens; and

(d)	without duplication of other reserves, any other reserves, determined by the Lender in its sole discretion.

On the Report Day, or if such day is not a Business Day, the next Business Day thereafter, prior to 1:00 p.m. ET, Borrower will provide a certified report (a “Facility B Weekly Borrowing Base Report”) to the Lender (in such form as the Lender shall reasonably require) providing, as at the end of the preceding week, the information set forth in Paragraph 23(b). The Lender shall, upon receipt of such report, calculate the then existing Facility B Loan Availability and advise Borrower accordingly.

6.	ADVANCES OF FACILITY B LOAN:

(a)	Facility B Loan advances to be made hereunder shall be the lesser of Borrower’s requested advance in its Facility B Weekly Borrowing Base Report and the then Facility B Loan Availability and will, less any amounts to be deducted therefrom as provided for hereunder, be deposited into Borrower’s Disbursement Account.

(b)	Provided that no Default or Event of Default has occurred and is continuing, and that at the time the advance is to be made the conditions contained in Paragraph 18 of this Agreement have been satisfied, Facility B Loan advances to be made hereunder shall, provided that the request for such advance is contained in a Facility B Weekly Borrowing Base Report and that such Facility B Weekly Borrowing Base Report is received by the Lender prior to 1:00 p.m. ET on the Report Day, be made no later than the close of business on the next Business Day.

(c)	Notwithstanding anything to the contrary contained in this Agreement, Facility B Loan advances shall be made by the Lender only to the extent of the then Facility B Loan Availability as calculated by the Lender, in its sole discretion, and, further, subject to an aggregate maximum amount outstanding under Facility B Loan of Six Million Dollars ($6,000,000), including past due interest owing on the amount of the Facility B Loan then outstanding, and (without duplication of other reserves or deductions) past due fees and expenses.

7.	ADVANCE OF FACILITY C LOAN:

On the Effective Date, Lender shall advance, and Borrower shall borrow the amount of Twenty-Five Million Dollars ($25,000,000), less any reserves thereon placed by Lender in its sole discretion.

8.	RESERVED.

9.	RESERVED.

10.	TERM:

The Obligations (including all accrued interest and all other amounts payable hereunder) shall be repaid in full (and any obligation of the Lender to make Loans hereunder shall be permanently cancelled) upon the earlier of:

(a)	December 22, 2017 (the “Repayment Date”); or

(b)	Demand by Lender following the occurrence of an Event of Default that is continuing and has not been waived by Lender in accordance with this Agreement.

11.	INTEREST RATE:

(a)

Interest on the principal amount outstanding of each Loan made hereunder and outstanding from time to time shall be calculated and accrue at the rate of fourteen percent per annum (14%), which interest shall be calculated on the basis of a year of 365 days, on the daily closing principal balance owing hereunder in respect of such Loan, not in advance, and shall be payable in cash on the last Business Day of each month both before and after default and/or judgment as well after as before maturity. The first payment of interest hereunder shall be payable on the last Business Day of the month in which the Closing Date occurs, computed from the date of the Closing Date.

(b)	Interest on overdue interest and unpaid costs and expenses and other fees and charges contemplated herein which are not paid when due hereunder shall be calculated at the rate of seventeen percent (17%) per annum, shall be compounded monthly and shall be payable on demand.

(c)	All rates of interest accruing hereunder on all amounts outstanding from and after the first to occur of receipt of written notice of an Event of Default or the Repayment Date, shall be the rate of seventeen percent (17%) per annum, which interest shall be calculated on the basis of a year of 365 days, on the daily closing principal balance owing hereunder in respect of each Loan, and shall be payable in cash upon the earlier of (i) demand by Lender; or (ii) on the last Business Day of each month after an Event of Default or the Repayment Date.

(d)	A certificate of an authorized signing officer of Lender as to each amount and/or each rate of interest payable hereunder from time to time shall be conclusive evidence of such amount and of such rate, absent manifest error.

12.	PRINCIPAL PAYMENTS:

All Obligations shall be due and payable in full upon the earlier of the Repayment Date or demand following an Event of Default. Unless otherwise specifically set forth herein, Lender shall apply the amounts received in the Blocked Account (after payment of interest, fees and other mandatory payments hereunder) first to Facility A Loan and/or Facility B Loan until such balance is zero. Thereafter, Lender may retain such funds in the Blocked Account until requested by Borrower subject to this Agreement prior to an Event of Default.

13.	MANDATORY PAYMENTS.

(a)	Facility A Loan. Borrower shall immediately pay to Lender the amount, if any, by which the aggregate unpaid principal amount of Facility A Loan from time to time exceeds the lesser of the Maximum Facility A Amount or the Facility A Loan Availability, together with all interest accrued and unpaid on the amount of such excess.

(b)	Facility B Loan and Facility C Loan. Borrower shall immediately pay to Lender the amount, if any, by which the amount owed under Facility B Loan plus the amount owed under Facility C Loan exceeds ninety percent (90%) of the Forced Liquidation Value of the Eligible Fleet Equipment, which amount shall be applied by Lender first to the Facility B Loan until reduced to zero and then to the Facility C Loan.

(c)	Facility C Loan. Within one (1) Business Day of the date of receipt of any net proceeds from the sale of Eligible Fleet Equipment or from a Casualty Event with respect to Eligible Fleet Equipment, Borrower shall prepay the Facility C Loan in the amount of 90% of the Forced Liquidation Value of such Eligible Fleet Equipment with the remaining balance applied by Lender to Facility A Loan or Facility B Loan in Lender’s discretion; provided however, Borrower may retain the proceeds of a Casualty Event for one hundred eighty (180) days after receipt, for repair or to acquire replacement assets. Pending such repair or reinvestment, such proceeds shall be deposited in a deposit account of Borrower in which Lender has a perfected first-priority security interest, and such proceeds shall remain on deposit therein until such repair or reinvestment occurs in accordance with the terms set forth above or such proceeds are otherwise applied to the Obligations.

14.	PREPAYMENT:

(a)	Subject to Section 14(b), prepayment of the Loans, or any one of them, in part or in full (together with all accrued interest and other amounts payable hereunder) is permitted at any time. Notwithstanding any prepayment of Facility A Loan or Facility B Loan, Borrower may thereafter (but only until the Repayment Date) request additional Loans under Facility A Loan or Facility B Loan, as the case may be, hereunder provided that no Default or Event of Default has occurred which is then continuing, and that Borrower and Lender shall not have previously agreed that any obligation of Lender to make Loans hereunder be permanently cancelled.

(b)	Concurrently with any voluntary prepayment of all or any portion of Facility C Loan in excess of Ten Million Dollars ($10,000,000), upon voluntary prepayment of any other Loan, or upon acceleration of the Loans under this Agreement, the Borrowers shall pay to the Lender a prepayment premium equal to the applicable percentage of the prepayment set forth below dependent upon the date the prepayment is made:

3%	during the period commencing on the Closing Date to the one year anniversary of the Closing Date;

2%	during the period commencing on the day following the one year anniversary of the Closing Date and continuing to the two year anniversary of the Closing Date;

1%	during the period commencing on the day following the two year anniversary of the Closing Date and continuing through May 19, 2017 ; and,

0%	for any prepayment made on and after May 20, 2017.

The Borrower agrees that amounts payable pursuant to this Section are a reasonable pre-estimate of loss and not a penalty. Such amounts are payable as liquidated damages for the loss of bargain and payment of such amounts shall not in any way reduce, affect or impair any other obligations of the Borrower under this Agreement. Borrower may voluntarily pay up to Ten Million Dollars ($10,000,000) of Facility C Loan without assessment of the prepayment premium.

15.	FACILITY FEE:

Borrower shall pay a fully earned, non-refundable facility fee in the aggregate amount of: (i) one percent (1%) of the Credit Facility Amount payable on the Closing Date; and (ii) one and one quarter percent (1.25%) of the Credit Facility Amount payable the earlier of an Event of Default, or the Repayment Date. This facility fee is fully earned and nonrefundable as of the Closing Date.

16.	MAINTENANCE AND MONITORING FEE AND UNUSED LINE FEE:

(a)	Borrower shall pay a maintenance and monitoring fee in the amount of Three Thousand Dollars ($3,000.00) for each month. The aforesaid fee shall be paid monthly on the last Business Day of each month during which such fee is payable, as provided for herein, and, without duplication, upon repayment of all Obligations and permanent cancellation of any obligation of the Lender to make advances hereunder.

(b)	Borrower shall pay an unused line fee for each day of the term in an amount equal to one percent (1%) per annum of any unused portion of the Maximum Facility A Amount, plus one percent (1%) per annum of any unused portion of the Maximum Facility B Amount. The unused line fee for each month (except for the month in which the Repayment Date occurs) is payable in arrears on the last Business Day of each calendar month following the Effective Date; the final monthly installment of the unused line fee is payable on the Repayment Date. Notwithstanding the foregoing, any unpaid unused line fee is immediately due and payable on the date that the Obligations are indefeasibly repaid in full.

17.	SECURITY:

(a)	Credit Documents. The Loans shall be evidenced or secured by the following documents made by Borrower which shall be provided contemporaneously with the execution of this Agreement, shall be in form and substance satisfactory to Lender and shall be supported by all necessary resolutions and opinions (each in form and substance satisfactory to Lender and Lender’s counsel):

(i)	The Notes made by Borrower to evidence the Loans;

(ii)	An Aircraft Security Agreement to be filed with the FAA and other documents requested by Lender to grant Lender a perfected first priority security interest and lien in any aircraft, engines, spare engines, propellers, and spare parts related to the foregoing, with the originally executed of the foregoing delivered to Lender’s counsel in Oklahoma prior to Closing;

(iii)	Security Agreement from Borrower in favor of Lender granting a first-ranking security interest in all of its present and after-acquired personal property assets, including without limitation permits, licenses and intellectual property, in each case in form and substance satisfactory to Lender and in the order and as required by Lender; and

(iv)	An assignment of insurance from Borrower covering fire and such other risks (but excluding public liability insurance) and in such form and amount as Lender may require in respect of all of the Collateral and in respect of which Lender is shown as a loss payee.

(b)	Additional Closing Documents. In addition, Borrower shall provide Lender with the following (the “Additional Closing Documents”), in form and substance satisfactory to Lender:

(i)	such officer’s certificates and such legal opinions and other supporting documents as Lender shall require;

(ii)	all corporate, limited liability company, and shareholder and member resolutions necessary to permit and authorize Borrower to enter in this Agreement and the applicable Credit Documents;

(iii)	reserved;

(iv)	reserved

(v)	An irrevocable power of attorney (and any necessary authorizing documents) in a form acceptable to Lender, providing Lender with the power (in Lender’s sole discretion) to re-register (or renew the registration of) any Eligible Fleet Equipment (a “Re-registration POA”) should Borrower fail to timely complete such process.

(c)	Further Documents.

(i)	Borrower will from time to time at its expense duly authorize, execute and deliver to Lender such further instruments and documents and take such further action as Lender may reasonably request for the purpose of obtaining or preserving the full benefits granted or intended to be granted to Lender by the Credit Documents and of the rights and remedies therein granted to Lender, including without limitation, the filing of financing statements or other documents under any Applicable Law with respect to the Liens created thereby. Unless prohibited by Applicable Law, Borrower authorizes Lender to file any such financing statement or similar documents without the signature of Borrower.

(ii)	Borrower acknowledges that changes to Applicable Law may require the execution and delivery of different forms of documentation, and accordingly Lender shall have the right to require that the Security Agreements be amended, supplemented or replaced (and Borrower shall duly authorize, execute and deliver to Lender on request any such amendment, supplement or replacement with respect to any of the Security Agreements): (A) to reflect any change in Applicable Law, whether arising as a result of statutory amendments, court decisions or otherwise; or (B) to facilitate the creation and registration of appropriate forms of security in all applicable jurisdictions.

(iii)	Within 60 days after the date of this Agreement, Borrower will deliver to Lender landlord waivers or other acceptable acknowledgments from the landlords of the following locations:

Location	Landlord
1022 Airport Parkway Cheyenne, WY 82001	Cheyenne Airport Board

8900 Peña Boulevard A-52 Denver, CO 80249	Denver International Airport

1140 West Navajo Street Farmington, NM 87401	Four Corners Regional Airport

and all other locations where Borrower stores Inventory and/or Equipment having a collective value in excess of $150,000, provided that with respect to the 1204 Airport Parkway, Cheyenne, WY 82001 which Borrower leases on a month-to-month basis, Lender will reserve two months’ rent in lieu of a landlord waiver.

18.	CONDITIONS TO BORROWING:

(a)	Each of the following is a condition precedent to each Loan hereunder. The date that conditions precedent (i) through (xii) are first satisfied shall be the “Effective Date”:

(i)	The Lender shall have received from all of the secured creditors who have perfected against Borrower pursuant to the UCC or equivalent legislation, as applicable, (all of whom are listed in Schedule 18(a)(i)) full and final releases and discharges of such security and such registrations or payoff letters delivered by such creditors agreeing to deliver such original, executed releases and discharges to Lender’s counsel in Oklahoma prior to Closing to be filed upon receipt of payoff funds by such creditor;

(ii)	Borrower shall have opened and maintained the Disbursement Account at Wells Fargo;

(iii)	Reserved

(iv)	The Security Agreements shall have been duly executed and delivered;

(v)	The Lender shall have received the Additional Closing Documents required by the Lender for closing;

(vi)	At or prior to the time the Loan in question is to be made, no Default or Event of Default shall have occurred and be continuing;

(vii)	The Lender shall have completed all of its due diligence investigations and shall, in its sole discretion, be satisfied with the results of same;

(viii)	The Lender shall have received evidence satisfactory to it that all insurance coverage required by Lender is then in place;

(ix)	The Lender shall have received payment of all fees (including all legal fees of the Lender), expenses and other amounts then payable under the Credit Documents;

(x)	The Lender shall have timely received and shall, in its sole discretion, be satisfied with Borrower’s internally prepared financial statements and financial projections;

(xi)	No other event shall have occurred that, in the Lender’s sole discretion, materially adversely affects or could materially adversely affect either: (i) the business, assets, liabilities, prospects, financial condition or operations of Borrower, or (ii) the value of the Collateral which is the subject matter of the Security Agreements;

(xii)	Such Loan will not violate any Applicable Law then in effect;

(xiii)	All of the representations and warranties of Borrower herein are true and correct on and as of such date as though made on and as of such date other than those representations and warranties which relate to a specific date which shall continue to be true as of such date; and

(xiv)	No event or condition has occurred and is continuing, or would result from such Borrowing, which constitutes or which, with notice, lapse of time, or both, would constitute, a breach of any covenant or other term or condition of this Agreement or of any Credit Document.

(b)	The making of Loans without the fulfillment of one or more conditions set forth in Paragraph 18(a) shall not constitute a waiver of any such condition, and the Lender reserves the right to require fulfillment of such condition in connection with any subsequent Loan.

19.	CASH MANAGEMENT SYSTEMS:

(a)	As of the date hereof, Borrower’s cash management accounts (“Cash Management Accounts”) and structure is as set forth on Schedule 19(a) hereto.

(b)	Borrower shall continue to direct its Account Debtors and financial service providers that remit payments by electronic funds transfers to remit all such payments into the Cash Management Accounts consistent with past practice and will not change such instructions without Lender’s prior written consent.

(c)	Each business day, Borrower will cause all funds (other than proceeds of Loans) received from all sources including, without limitation, all account receivable payments, cash sales receipts, credit card payments, and any and all refunds received from any source whatsoever to be deposited into one of the Cash Management Accounts consistent with past practice and concentrated in the Blocked Account.

(d)	On or before February 28, 2015, Borrower shall deliver to Lender an executed deposit account control agreement substantially similar to Wells Fargo’s standard form with respect to the Blocked Account. The deposit account control agreement will provide that Borrower shall not have access to or use of the funds on deposit in the Blocked Account and that amounts on deposit in such account will be swept each business day to an account in the name of Lender.

(e)	On or before February 28, 2015, Borrower shall deliver to Lender an executed deposit account control agreement, substantially similar to Wells Fargo’s standard form with respect to all Borrower accounts at Wells Fargo which receive deposits from Account Debtors and other third parties other than the Blocked Account. Also on or before February 28, 2015, Borrower shall deliver to Lender an executed deposit control agreement, substantially similar to the financial institutions standard form for other accounts that receive funds from third parties, including U.S. Bank. Such deposit account control agreements will permit Borrower to cause amounts on deposit in such account to be swept each business day to the Blocked Account until Lender notifies Wells Fargo that an Event of Default has occurred under this Agreement and instructs Wells Fargo and U.S. Bank to dispose of such funds differently.

(f)	On or before after February 28, 2015, Borrower shall deliver to Lender an executed deposit account control agreement substantially similar to Wells Fargo’s standard form with respect to the Disbursement Account and all other Wells Fargo accounts that Borrower maintains for the purpose of making payments. The deposit account control agreement will provide that amounts on deposit in such accounts may be disbursed at the control of Borrower until Lender notifies Wells Fargo that an Event of Default has occurred under this Agreement and instructs Wells Fargo differently.

(g)	Notwithstanding the foregoing (i) Borrower may for its convenience may maintain accounts at financial institutions without a deposit account control agreement and without complying with Paragraph 19(c) so long as the amount on deposit in such account does not exceed $10,000 at any time; and (ii) Borrower may maintain a balance within US Bank Account Number [*] sufficient to satisfy its obligations under its airline clearing house agreement.

(h)	Borrower shall not maintain any accounts other than the Blocked Account, the Disbursement Account, the Cash Management Accounts and, upon written notice to Lender, such other accounts as Borrower may deem necessary or convenient, which accounts shall be governed by a deposit account control agreement as Lender may require.

(i)	Borrower shall transfer funds from the Disbursement Account into another Cash Management Account solely to make payments necessary for the purpose such Cash Management Account was established.

20.	REPRESENTATIONS:

Borrower represents and warrants, which representations and warranties are deemed to be repeated at the time of each Loan hereunder as though made at such time, as follows:

(a)	Borrower is a corporation or limited liability company existing under the laws of its incorporating or organizing jurisdiction and has all necessary corporate or limited liability company power and authority to own or lease its property and assets and to carry on its business as now being conducted by it, and to authorize, create, execute, deliver and perform all of its obligations under the Credit Documents in accordance with their respective terms. To Borrower’s knowledge, as of December 1, 2014, the shareholders holding 10% or more of the shares of Borrower are listed on Schedule 20(a) attached hereto.

(b)	Borrower has no subsidiaries, joint ventures or partnerships. Except as set forth in Schedule 20(b), Borrower does not (i) sell or lease any goods or real property to any related Person, (ii) provide any services to any related Person, (iii) purchase or lease any goods or real property, or purchase any services from, any related Person, or (d) or contract with or enter into a commitment with any related Person.

(c)	Each of the Credit Documents have been duly authorized, executed and delivered by Borrower and constitute legal, valid and binding obligations of it enforceable against it in accordance with their respective terms. Execution of the Credit Documents will not violate or contravene any Applicable Law nor violate any Material Contracts.

(d)

The financing transactions hereunder (i) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Entity, except such as have been obtained or made and are in full force and effect, (ii) will not violate in any material respect any Applicable Laws applicable to Borrower and will not violate the charter, by-laws or other organizational or constitutional documents of Borrower or any order of any Governmental Entity, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or its assets except to the extent otherwise waived or released, in writing, in connection with this transaction and approved, in writing, by the Lender, or give rise to a right thereunder to require any payment to be made by Borrower, and (iv) will not result in the creation or imposition of any lien on any asset of Borrower (other than Permitted Liens).

(e)	Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Borrower does not infringe upon the rights of any other Person. All trademarks, trade names, copyrights and other intellectual property material to its business is identified in Schedule 20(e) attached hereto.

(f)	Borrower maintains, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar business operating in the same or similar locations.

(g)	Except as disclosed in Schedule 20(g) attached hereto, Borrower is not in default under any of its obligations with any party to a Material Contract and there are no actions, suits, proceedings or judgments, pending or threatened, against or affecting Borrower.

(h)	Borrower is in compliance with all laws, regulations and orders of any Governmental Entity applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect. Borrower has filed all required tax returns and reports that are required to be filed by it in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon Borrower or its assets. Borrower has paid all taxes which are now due and payable other than taxes that Borrower is contesting in the ordinary course and with respect to which Borrower has made appropriate reserves.

(i)	Borrower has good title to its property, free and clear of all Liens other than Permitted Liens.

(j)	Borrower possesses all Permits necessary to conduct its business properly as identified in Schedule 20(j). Each such Permit is (i) in full force and effect, and (ii) not subject to any dispute. No event has occurred which, with the giving of notice, lapse of time or both, would constitute a default under, or in respect of, any such Permit.

(k)	Schedule 20(k) attached hereto sets forth, as of the date hereof, the commitments of any lender (other than the Lender) for all non-trade debt for borrowed money, and all non-trade debt for borrowed money outstanding, of Borrower, and identifies any and all security interests and liens of such lenders.

(l)	Borrower is not aware of any facts or circumstances that would have an adverse impact on the value of the Collateral. The provisions of this Agreement and the other Credit Documents create legal and valid Liens on all the Collateral in favor of the Lender, and such Liens constitute perfected and continuing Liens on the Collateral and have priority over all other Liens on the Collateral except for Permitted Liens.

(m)	As of the date hereof, both before and after giving effect to (i) the financing transactions to be consummated on the date hereof and (ii) the payment and accrual of all fees, costs and expenses in connection therewith, Borrower is and will be solvent and able to pay all its debts as they mature.

(n)	As of the date hereof, adequate provision has been made for the payment of all Priority Claims and potential Priority Claims, whether or not payable and whether or not disputed.

(o)	All information furnished by or on behalf of Borrower in writing to the Lender in connection with this Agreement or any transaction contemplated hereby, is, when taken as a whole, true and correct and does not omit any fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or reasonably could be expected to have a Material Adverse Effect on the business, assets or prospects of Borrower, which has not been fully and accurately disclosed to the Lender in writing.

(p)	All pension and benefit plans subject to Title IV of ERISA covering pension and benefit plans currently maintained by Borrower are set forth in Schedule 20(p) attached hereto (or as otherwise updated from time to time after the Closing Date by delivery of an amended or revised Schedule 20(p) acceptable to Lender in its discretion). All material obligations of Borrower (including fiduciary, contribution, funding, investment and administrative obligations) required to be performed in connection with the benefit plans and any applicable funding agreements therefore under the terms thereof and applicable statutory and regulatory requirements, have been performed in a timely and proper fashion, except as could not reasonably be expected to have a Material Adverse Effect. Each plan which has a defined benefit provision is fully funded on both a going concern basis, using the same actuarial methods and assumptions as in the most recently filed actuarial report, and on a solvency basis, except where same could not reasonably be anticipated to have a Material Adverse Effect. There have been no improper withdrawals or applications of the assets of the pension and benefit plans and no outstanding disputes concerning the assets and liabilities of the pension or benefit plans, in each case, which would reasonably be expected to result in a material liability to Borrower.

(q)	(i) There are no collective bargaining agreements or other labor contracts covering employees of Borrower except as disclosed on Schedule 20(q); (ii) to the knowledge of Borrower, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of Borrower or for any similar purpose except as disclosed on Schedule 20(q), and (iii) there is no pending or (to the best of the knowledge of Borrower) threatened strike, work stoppage, material unfair labor practice claim, or other.

(r)	Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Borrower is not engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Loans will be used by Borrower to purchase or carry margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefore, as from time to time in effect, are used in this paragraph with such meanings.

(s)	Borrower has no Environmental Permits and is not required to hold or maintain any Environmental Permits by applicable law.

(t)	Borrower is not subject to an Environmental Claim or Environmental Liabilities except as disclosed on Schedule 20(t).

(u)	Reserved.

(v)	Borrower is not in default of any contract which brings revenue in excess of $500,000 annually, or contains a payment or other obligation in excess of $500,000 annually, each such as identified on Schedule 20(v) (each a “Material Contract”). For the avoidance of doubt, EAS Program Contracts shall not be deemed to constitute “Material Contracts”.

(w)	Borrower is in good standing and is not in default under its EAS Program Contracts. The material terms of all EAS Program Contracts are summarized in Schedule 20(w) and all EAS Program Contracts have been previously provided to Borrower.

(x)	As to Eligible Fleet Equipment, Schedule 20(x) accurately identifies (i) the make and model; (ii) the airframe identification number; (iii) the U.S. Registry No.; (iv) the engine or propeller make/model; and (v) the engine or propeller serial number.

(y)	As to each piece of Eligible Fleet Equipment, it (i) is not registered under the laws of any foreign country; (ii) is eligible, and shall remain eligible at all times for registration under the Act; (iii) is based in, and primarily used in, the United States; (iv) will not be used in violation of any law, regulation, ordinance, or policy of insurance affecting the maintenance, use or flight of the Eligible Fleet Equipment; (v) is and will continue to be registered at all times with the FAA in the name of Borrower; and (vi) will be maintained and inspected under Part 121 certificate of the FARs.

The representations and warranties in this Agreement and in any certificates or documents delivered to the Lender shall not merge in or be prejudiced by and shall survive any Loan and shall continue in full force and effect for the Term of this Agreement.

21.	LENDER REPRESENTATIONS:

The Lender represents and warrants as follows:

(a)	The Lender is a corporation existing under the laws of the Province of Ontario and has all necessary corporate power and authority to carry on its business as now being conducted by it, and to authorize, create, execute, deliver and perform all of its obligations under this Agreement.

(b)	This Agreement and each of the documents executed by the Lender in connection with this Agreement has been duly executed and delivered by the Lender and constitutes a legal, valid and binding obligation of the Lender enforceable against it in accordance with its respective terms.

22.	COVENANTS:

(a)	Borrower covenants and agrees with the Lender that:

(i)	It will (A) maintain its existence as a corporation or limited liability company as the case may be; (B) continue to engage primarily in business of the same general character as is currently conducted and refrain from entering into any business substantially different then the business and activities it currently engages in.

(ii)	It will pay its Indebtedness as and when due.

(iii)	Reserved.

(iv)	It will keep and maintain all Collateral and other property material to the conduct of its business in good working order and condition (ordinary wear and tear and casualty events excepted).

(v)	It will obtain and maintain with financially sound and reputable insurance companies (A) insurance against loss, destruction or damage to its properties, including aircraft hull physical damage insurance, and business of the kinds and in the amounts as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations, all of which shall show the Lender as lender loss payee and/or additional insured as applicable; and (b) comprehensive aircraft and third party insurance against public liability and third party property damage of the kinds and in the amounts as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations (but in no event less than $50,000,000) all of which show the Lender as an additional insured. Furthermore, all insurance policies must provide for thirty (30) days written notice to Lender before such policy is altered or canceled.

(vi)	It will comply with all Applicable Laws except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect and shall immediately notify Lender of any failure to so comply.

(vii)	It shall pay or cause to be paid, when due (A) all Priority Claims; and (B) all taxes, assessments and governmental charges or levies (including interest and penalties) imposed upon it or upon its income, sales, capital or profit or any other property belonging to it before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums which by law might be a Lien or charge upon any of its assets, provided that no such charge or claim need be paid if and for so long as each of the following conditions continue to be met (“Contested Claims”): (a) such Contested Claim is being diligently contested in good faith so long as Lender is notified of such contest, (b) Borrower establishes an adequate reserve or other appropriate provision for the payment of such Contested Claim and all other contested Claims required by GAAP, (c) any Lien arising from such Contested Claim does not, when added to all amounts secured by all other then Contested Claims, secure amounts in excess of $250,000 in the aggregate as of any date, and (d) no material property would be lost, forfeited or materially damaged as a result of such Contested Claim.

(viii)	Reserved.

(ix)	It shall keep proper books of record and account, in which full and correct entries shall be made of all of its financial transactions and its assets and business in accordance with GAAP.

(x)	It shall promptly cure or cause to be cured any defects in the execution and delivery of any of the Credit Documents or any defects in the validity or enforceability of any of the Security Agreements and at its expense, execute and deliver or cause to be executed and delivered, all such agreements, instruments and other documents as the Lender may consider necessary or desirable for the foregoing purposes.

(xi)	At Borrower’s cost and expense, upon reasonable request of the Lender, execute and deliver to the Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of the Lender to carry out more effectually the provisions and purposes of the Credit Documents.

(xii)	It shall maintain as current all Permits.

(xiii)	It shall at all times maintain in effect read only online access for Lender to all of Borrower’s financial accounts at such financial institutions that allow such access, including Wells Fargo.

(xiv)	It shall maintain, inspect, service and repair, overhaul and test all Eligible Fleet Equipment in accordance with the FAA approved maintenance program and FAA airworthiness directives.

(xv)	Maintain the airworthiness certificates of its Eligible Fleet Equipment as required under the Act.

(xvi)	It shall maintain all records, logs and other materials required by the FAA to be maintained.

(xvii)	It shall cause all Eligible Fleet Equipment to be duly registered in the name of the Borrower in accordance with the Act and, at Lender’s request, Borrower shall furnish, or cause to be furnished to Lender a copy of any certificate of registration for the Eligible Fleet Equipment verifying that the Eligible Fleet Equipment is properly registered in accordance with this section.

(xviii)	Within thirty (30) days after the Closing Date, it shall cause to be discharged the international registry filing for engine PS0241.

(b)	Borrower covenants and agrees that it shall not, at any time without the prior written consent of the Lender:

(i)	be in default, after any permitted cure period, of any Material Contract at the time of any Loan;

(ii)	(A) permit any change in the Person acting as president and chief executive officer of Borrower except to the extent such position is filled within 180 days thereafter by a Person approved by Borrower’s board of directors and who is reasonably acceptable to Lender, or (B) engage in any business other than as a commercial airline;

(iii)	create, grant, assume or permit to exist any Lien (including Priority Claims) on any of its property other than Permitted Liens;

(iv)	sell, assign, lease, transfer or otherwise dispose of any portion of its assets, other than in the ordinary course of business, and other than Equipment that is worn-out, obsolete or no longer used or useful in Borrower’s business, with all proceeds of any sale thereof applied in Lender’s sole discretion;

(v)	dispose of, acquire or establish any subsidiary;

(vi)	redeem or repurchase any securities issued by it;

(vii)	increase the cash compensation to its executives and officers except as is reasonable, usual and customary for a company in the Borrower’s financial condition;

(viii)	increase in amount or frequency the current payments for management, consulting board of directors or other fees for management or similar services, to any of its directors, officers, shareholders or anyone not at arms-length with it, except as is reasonable, usual and customary for a company in the Borrower’s financial condition, and as approved by the board of directors;

(ix)	reimburse any expenses paid or otherwise incurred by anyone, except to the extent that those expenses were incurred in the ordinary course of business and are reasonable in amount;

(x)	have any place of business or keep or store any material tangible personal property outside of those jurisdictions (or registration districts within such jurisdictions) set forth in Schedule 22(b)(x) attached hereto, (A) except upon 30 days’ written notice to the Lender; and (B) unless Borrower has done or caused to be done all such acts and things and executed and delivered or caused to be executed and delivered all such deeds, transfers, assignments and instruments (including opinions of counsel) as the Lender may reasonably require such that the Lender, shall continue to have a first priority perfected Lien (or hypothec) (whether by way of registration or otherwise and subject only to Permitted Liens) over all of Borrower’s personal property except where the Lender, acting reasonably, determines that the cost of obtaining such perfected security interest over an asset exceeds the benefit to it of obtaining such security interest;

(xi)	amend or terminate any Material Contract other than non-substantial changes made in the ordinary course of business or to make any such contract more favorable to Borrower, or enter into a Material Contract outside of the ordinary course of its business;

(xii)	make any payments or transfer any of its undertaking, properties, rights or assets to any Person without due consideration which in any manner diverts, or results or could result in the diversion of, assets and/or opportunities of Borrower to such other Person;

(xiii)	change its name, or the location of its place of business, if it has only one place of business, or its chief executive office without giving the Lender 30 days prior written notice;

(xiv)	enter into any transaction (whether by way of amalgamation, merger, winding-up, consolidation, reorganization, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, properties, rights or assets would become the property of any other Person or entity, or in the case of amalgamation, of the continuing corporation resulting therefrom;

(xv)	permit its insurance coverage required by Lender to lapse at any time after the expiration of any grace or cure periods provided by the terms of such insurance coverage;

(xvi)	make a payment to any shareholder or member in respect of any shareholder or member loan owing to such shareholder or member other than as expressly permitted by the terms of a subordination agreement entered into in favor of the Lender in respect of such loan or loans;

(xvii)	make a loan to or investments in any Person, or give guarantees on behalf of any Person other than in the ordinary course (for the avoidance of doubt, this clause does not restrict Borrower from extending trade credit in the ordinary course);

(xviii)	incur or repay any Indebtedness of itself or a related Person, or enter into any direct or indirect indemnities or guarantees, other than pursuant to or as otherwise expressly permitted under this Agreement, or any subordination agreement in favor of Lender in respect of such indebtedness, except for (A) arm’s length trade debts incurred and paid in the ordinary course and as such become due, (B) obligations or other liabilities incurred in the ordinary course of Borrower’s business and paid in the ordinary course as such become due, (C) secured indebtedness, purchase money indebtedness and capitalized leases not exceeding $250,000 in aggregate at any time, (D) swap agreements entered into in the ordinary course for bona fide hedging purposes and not for speculation, (E) endorsements for collection or deposit in the ordinary course (G) contingent obligations arising in connection with letters of credit, (H) customary, unsecured indemnification obligations in favor of purchasers in connection with dispositions of assets, and (I) other unsecured, contingent obligations not exceeding $250,000 in aggregate at any time (collectively, the “Permitted Debt”);

(xix)	voluntarily prepay any Indebtedness more than 10 days prior to the stated maturity date thereof other than (i) the Obligations and (ii) Indebtedness to trade creditors where the prepayment shall result in a discount on the amount due or other benefit deemed material by it;

(xx)

make or incur any expenditures for real estate, plant, machinery, Equipment, or other similar expenditure (including all renewals, improvements and replacements thereto, and all obligations under any lease of any of the foregoing) that would be capitalized on the balance sheet of Borrower in accordance with GAAP (collectively, “Capital Expenditures”) other than (x) Capital Expenditures for flight equipment, rotable parts and for the purpose of maintaining Equipment in good operating condition in an aggregate amount not to exceed the forecast or budget for such Fiscal Year previously approved by Lender in its discretion, and (y) Capital Expenditures in any Fiscal Year in an amount not to exceed ten percent (10%) over the forecast or budget for such Fiscal Year previously approved by Lender in its discretion, provided, however, Borrower may incur capitalized maintenance costs to the extent it requires an urgent and necessary repair to Eligible Fleet Equipment, and (z) other Capital Expenditures acceptable to Lender. For the avoidance of doubt, costs associated with the preparation of aircraft, engines and propellers for sale will not be considered Capital Expenditures;

(xxi)	Purchase or otherwise acquire: (a) all or substantially all of the assets of any Person or the assets comprising any line of business or business unit or division, (b) any partnership, joint venture or limited liability company interest in or with any Person, or (c) the Equity Interests or securities of, create, form or invest in any Person (including a Subsidiary), or hold beneficially evidences of Indebtedness of, or make any investment or acquire any interest in, or make any advance or loan to, or assume any liability on behalf of, any other Person other than (i) as expressly provided in this Agreement; and (ii) short term investments of excess working capital in one or more of the following so long as no Facility A Loans or Facility B Loans are then outstanding: (A) investments (of one year or less) in direct or guaranteed obligations of the United States, or any agencies thereof; and (B) investments (of one year or less) in certificates of deposit of banks or trust companies organized under the laws of the United States or any jurisdiction thereof, provided that such banks or trust companies are insured by the Federal Deposit Insurance Corporation.

(xxii)	Become or remain liable as a guarantor or other contingent obligor, for the obligations of any lessee or user under any lease (other than a capitalized lease) of real or personal property if the highest annual rent and other amounts (exclusive or property taxes, property and liability insurance premiums and maintenance costs) payable by the lessee or user thereunder when added to the aggregate of all such rents and other amounts in respect of which any Borrower is contingently liable, exceeds $100,000 in any Fiscal Year.

(xxiii)	As to Eligible Fleet Equipment: (A) make no alterations, additions, subtractions, upgrades or improvements which reduce the fair market value or operational utility of the Eligible Fleet Equipment without Lender’s prior written consent, (B) operate, use or locate the Eligible Fleet Equipment outside of the United States of America and Canada; or (C) register any Eligible Fleet Equipment under the laws of any country other than the United States of America and the Cape Town Treaty.

(xxiv)	Permit or suffer the Fixed Charge Coverage Ratio determined as of each date set forth below for the Test Period then ending on such date to be less than the ratio set forth opposite such date:

Date	Ratio
March 31, 2015	0.52 to 1.00
June 30, 2015	0.76 to 1.00
September 30, 2015	0.66 to 1.00
December 31, 2015	0.87 to 1.00
March 31, 2016 and the last day of each calendar quarter thereafter	1.10 to 1.00

provided, however, in each case when the Fixed Charge Coverage Ratio is less than the required ratio as of the applicable date set forth in the above schedule, Borrower shall have an additional ten (10) business days after the date compliance with this paragraph must be reported to provide to Lender’s satisfaction written evidence of receipt of a capital contribution, sufficient if added to increase Net Income, to meet the requirements of this paragraph upon recalculation of the Fixed Charge Coverage Ratio as if such capital contribution were made on the last day prior to the end of the Test Period.

Borrower shall notify Lender of any changes or revisions to schedules attached hereto and incorporated into covenants and representations herein in writing within three (3) business days after such change or revision.

23.	BORROWING BASE REPORTS; REPORTS:

Borrower shall, in a form and manner prescribed by the Lender (which may include by fax and/or e-mail), deliver to the Lender the following, signed by a senior officer of Borrower:

(a)	Prior to the time of each requested Facility A Loan in connection with submission of the Facility A Weekly Borrowing Base Report, but no less than weekly whether or not Borrower makes a funding request under Facility A Loan, Borrower shall provide, as of the end of the preceding week, a summary of all of Borrower’s Eligible Accounts Receivable (as measured monthly and reconciled weekly), Eligible Parts Inventory (as measured monthly), details regarding any contras, deductions, holdbacks, setoffs and/or recoupments asserted or which may be asserted by an Account Debtor, details of any then existing or potential Priority Claims and/or then existing or potential Statutory Encumbrances, the amount of the requested Facility A Loan, and any other information that may be reasonably required by the Lender.

(b)	Prior to the time of each requested Facility B Loan in connection with submission of the Facility B Weekly Borrowing Base Report, but no less than weekly whether or not Borrower makes a funding request under Facility B Loan, Borrower shall provide a listing of all of Borrower’s Eligible Fleet Equipment, a list of all aircraft, engines and propellers out to third parties for repair or maintenance, details of any then existing or potential Priority Claims and/or then existing or potential Statutory Encumbrances, the amount of the requested Facility B Loan Borrowing to be made hereunder for the week, and any other information that may be reasonably required by the Lender.

(c)	Weekly:

i.	a 13 week cash flow projection;

ii.	an aged accounts receivable reconciliation schedule;

iii.	list of all Priority Claims;

(d)	Monthly, by the last Business Day of each calendar month in respect of the preceding month:

i.	A plane log report that identifies what aircraft flew during such month and a report that identifies engines that out of Borrower’s possession pending repair;

ii.	an aged accounts receivable schedule, aged accounts payable schedule, detailed inventory schedule, Priority Claims listing, summary trial balance and outstanding letters of credit in which the Borrower is the beneficiary or obligor;

iii.	internally prepared preliminary financial statements for the preceding month and internally prepared financial statements for the year to date, which shall include an income statement, balance sheet and cash flow statement;

iv.	a list of bank account balances; and

v.	monthly operating statistics report;

(e)	Quarterly, by the 45th day after the end of each calendar quarter, a quarterly compliance certificate;

(f)	Annually, no later than 45 days after the start of each fiscal year, financial and business projections for such fiscal year;

(g)	Annually, within one hundred and twenty (120) days after fiscal year end, audited financial statements of Borrower for such fiscal year;

(h)	Such additional financial information with respect to Borrower as and when requested by the Lender;

(i)	Within two (2) Business Days of receipt of notice of any kind, particulars of any occurrence that constitutes an Event of Default hereunder or of any action, suit or proceeding, pending or to Borrower’s knowledge threatened against Borrower, for monetary damages in excess of $500,000, including, without limitation, any investigation or citation related to an Environmental Claim or Environmental Liabilities;

(j)	Within two (2) business days of receipt of any notice of default, warning or other notice of any kind relating to Borrower’s qualification or performance under the Essential Air Service Program;

(k)	Within two (2) business days of filing, all reports and other documents filed with the Securities Exchange Commission; and

(l)	Notice of expiration of any EAS Program Contracts prior to thirty (30) days before the expiration thereof.

24.	FIELD EXAMINATIONS/APPRAISALS:

(a)	Borrower acknowledges that the Lender and its examiners shall be permitted to conduct periodic field examinations of the Collateral and operations of Borrower (not to exceed four (4) in any calendar year prior to a Default or Event of Default that is continuing and more frequently as the Lender may determine in its sole discretion thereafter).

(b)	Borrower further acknowledges that the Lender shall be permitted to obtain inventory and equipment valuations not to exceed two (2) in any calendar year prior to a Default or Event of Default which is continuing and more frequently as the Lender may determine in its sole discretion thereafter; provided that the valuation shall use industry standard valuation methodology and assumptions and Lender makes copies of such valuations available to Borrower.

25.	EXPENSES:

(a)	Borrower agrees to pay on demand all reasonable legal and other professional fees and disbursements and all expenses in respect of the Obligations, the preparation and issuance of the Credit Documents, financing filings and searches, the conduct by the Lender of its due diligence, ongoing monitoring by the Lender of the Obligations, the enforcement and preservation of the Lender’s rights and remedies, discharge of the Security Agreements, all appraisals and field examinations contemplated in this Agreement, insurance consultation and similar fees and all other fees and disbursements of the Lender, whether or not any funds are advanced under the Loans, including, but not limited to, reasonable attorneys’ fees incurred by the Lender in connection with the enforcement of the Credit Documents.

(b)

Borrower shall indemnify and hold the Lender and each of its officers, directors, employees and agents (each an “Indemnified Person”) harmless from, and shall pay to such Indemnified Person on demand any reasonable amounts required to compensate the Indemnified Person for, any claim or loss suffered by, imposed on, or asserted against, the Indemnified Person as a result of, connected with or arising out of (i) conducting a due diligence investigation of the operations and undertakings of Borrower, (ii) the preparation, execution and delivery of, preservation of rights under, enforcement of, or refinancing, renegotiation or restructuring of, the Credit Documents and any related amendment, waiver or consent; (iii) fees incurred in connection with obtaining any advice of counsel as to the rights and duties of the Lender with respect to the administration of the Loan, the Credit Documents or any transaction contemplated under the Credit Documents; (iv) a default by Borrower hereunder and any enforcement proceedings relating to any of the Credit Documents; (v) any proceedings brought against the Indemnified Person due to the Lender entering into any of the Credit Documents, performing its obligations under the Credit Documents, providing any Loan or any use of any Loan by Borrower; provided that Borrower shall have no obligation to indemnify any Indemnified Person for any of the foregoing to the extent determined by a judgment of a court of competent jurisdiction to have arisen from such Indemnified Person’s gross negligence, willful misconduct or fraud or default by the Lender or such other Indemnified Person under any of the Credit Documents or breach of Applicable Law by the Lender or such other Indemnified Person, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE.

(c)	The provisions of this Paragraph 25 shall survive the termination of this Agreement, the repayment of all amounts owing hereunder and the cancellation of the Loans.

26.	EVENTS OF DEFAULT:

Without limiting any other rights of the Lender under this Agreement, if any one or more of the following events (herein an “Event of Default”) has occurred and is continuing:

(a)	Any representation or warranty in any of the Credit Documents or additional reports or information provided to Lender by Borrower or any related party is incorrect in any material respect when made or reaffirmed;

(b)	Borrower fails to pay when due, by acceleration or otherwise, any payment of interest, principal, fees, commissions or other obligations payable to the Lender and such failure continues for two Business Days;

(c)	Borrower fails to observe, comply with or perform any covenant, condition or agreement herein or in any of the other Credit Documents (exclusive of those defaults covered by the other clauses of this Section 26) and fails to cure such default by the date that is 10 Business Days after the earlier of the date: (i) Lender notifies Borrower of such default or (ii) on which Borrower has knowledge of such default; provided that such ten-day grace period shall not apply to: (A) a breach of any covenant that, in Lender’s good faith judgment, cannot be cured: (B) any failure to maintain insurance in accordance with this Agreement or any other Credit Document or to permit inspection by Lender, or its agent, of the Collateral or of the books and records of Borrower in accordance with this Agreement; (C) any breach of Paragraph 23(a) within 2 Business Days; (D) a breach or default of any other Credit Documents if a period of cure is expressly provided for in such other Credit Document with respect to a breach or default under such other Credit Document; or (E) any breach if, within the 3 calendar months immediately preceding the occurrence of such current breach, Borrower has previously breached the same provision of this Agreement or any other applicable Credit Document;

(d)	a petition, case or proceeding under the bankruptcy laws of the United States, or similar laws of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, moratorium, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed or commenced against Borrower or all or any part of its properties;

(e)	within one (1) Business Day of receipt, Borrower does not deposit funds from any source (other than Loans) into the Blocked Account;

(f)	Borrower defaults under the terms of any other Indebtedness or lease that in either case, individually or in the aggregate, involved Indebtedness (y) in excess of $250,000, and (z) which is not cured within 30 days after receipt of notice of the default, and such default gives any creditor or lessor thereof the right to accelerate the maturity of any such Indebtedness or lease payments;

(g)	Borrower defaults under any of the terms of its articles of incorporation, bylaws, shareholders agreements, SEC requirements, or other organizational document;

(h)	a counterparty to a Material Contract takes action to terminate or to accelerate Borrower’s obligations under such Material Contract due to Borrower’s default thereunder;

(i)	the commencement of any foreclosure proceedings, proceedings in aid of execution, attachment actions, or levies by any Person against, or the filing by any taxing authority of a Lien against any of the Collateral or any property securing the repayment of any of the Obligations which have not been vacated, discharged or stayed within 10 Business Days after the commencement thereof;

(j)	the filing of any Lien against the Collateral or any part thereof (exclusive of Permitted Liens) which is not removed or for which adequate provision is not made to the satisfaction of Lender within a period of 10 Business Days thereafter;

(k)	the abandonment by Borrower of any Eligible Fleet Equipment unless Borrower simultaneously makes a payment in an amount equal to 90% of the Forced Liquidation Value of such Eligible Fleet Equipment;

(l)	the occurrence of an Environmental Claim or Environmental Liabilities;

(m)	Borrower defaults under any Material Contract and fails to cure or obtain a waiver of such default within any applicable cure period;

(n)	except with respect to judgments described on Schedule 20(g) attached hereto, any uninsured judgment for the payment of money is rendered against Borrower in excess of $250,000 and remains undischarged or unvacated for a period in excess of thirty (30) days, or execution thereof shall at any time not be effectively stayed;

(o)	a Material Adverse Effect shall have occurred since the date of this Agreement;

(p)	any audited financial statements of Borrower are materially qualified in any respect by Borrower’s independent auditors, except such qualifications as stated in the audited financial statements delivered to Lender prior to the Closing Date, which such qualifications may continue throughout the term of the Loans;

(q)	a receiver is appointed over all or substantially all property of Borrower or any judgment or order or process of any court becomes enforceable against Borrower or all or substantially all property of Borrower or any creditor takes possession of all or substantially all property of Borrower;

(r)	Borrower makes a payment to a related party in respect of any loan owing to such, which is not permitted by the terms of this Agreement or a subordination agreement in favor of Lender in respect of such loan;

(s)	any course of action is undertaken that would result in its reorganization, amalgamation or merger with another entity or the transfer of all or substantially all of its assets;

(t)	Borrower defaults under any regulation, requirement or provision or fails to qualify to participate in the EAS Program; refuses to participate thereunder or receives a notice of default related to the EAS Program;

(u)	any Security Agreement is or becomes illegal, invalid, prohibited or unenforceable and/or ceases to rank in the priority contemplated herein against the property charged thereunder; or

(v)	the occurrence of (i) an ERISA Event and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Lender’s other rights or remedies hereunder), or (ii) the termination or the institution of proceedings by the PBGC to terminate any such Pension Plan, or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, or (iv) the reorganization (within the meaning of Section 4241 of ER1SA) or insolvency (within the meaning of Section 4245 of ERISA) of any “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA (“Multiemployer Plan”), or receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency, or the complete or partial withdrawal by Borrower from any Multiemployer Plan, which in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect;

Then, in such event, the Lender’s obligation to make Loans to Borrower under this Agreement shall immediately terminate and the Lender may, by written notice to Borrower, declare the Obligations outstanding hereunder to be immediately due and payable. Upon receipt of such written notice, Borrower shall immediately pay to the Lender all Obligations outstanding under this Agreement and all other obligations of Borrower to the Lender in connection therewith. Lender may offset and apply to all or any part of the Obligations all property of any nature whatsoever of Borrower in the possession or control of Lender or its related persons.

Upon a declaration that the Obligations outstanding hereunder are immediately due and payable pursuant to this Paragraph 26, the Lender may exercise any and all rights under Applicable Laws and the Credit Documents, exercise its rights pursuant to any IDERA delivered to Lender pursuant to Paragraph 35, commence such legal action or proceedings as the Lender in its sole discretion deems expedient, including the commencement of enforcement proceedings under the Credit Documents, all without any additional notice, presentation, demand, protest, notice of dishonor, entering into or possession of any property or assets, or any other action or notice, all of which are expressly waived by Borrower.

The rights and remedies of the Lender under the Credit Documents are cumulative and are in addition to, and not in substitution for, any other rights or remedies.

Any termination of this Agreement shall not affect any rights of any party or any obligation of any party to the other, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights created or Obligations incurred prior to such termination have been fully disposed of, concluded or liquidated. The security interest, other Liens and rights granted to Lender hereunder and under the Credit Documents shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that no Loans are outstanding until all of the Obligations (other than unasserted claims for indemnification) have been paid in full.

27.	TAXES:

(a)	Any and all payments by Borrower hereunder or any related credit document shall be made free and clear of any and all present or future taxes, levies, imposts, deductions, charges or withholdings (including, specifically, any withholding tax applicable to interest or similar payments) and all liabilities (including, without limitation, all interest and penalties) with respect thereto, excluding in the case of the Lender any taxes measured by its gross or net income and any US federal withholding Taxes imposed under FATCA, except for income or franchise taxes imposed under State law on the Lender’s income derived from the Loans or under this Agreement or its activity otherwise associated therewith (all such non-excluded taxes, collectively, the “Applicable Taxes”).

(b)	If any Applicable Taxes shall be required by law to be deducted from or in respect of any sum payable hereunder or any related Credit Document to the Lender:

(i)	the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Paragraph 27) the Lender receives an amount equal to the sum it would have received had no such deductions been required;

(ii)	Borrower shall make such deductions;

(iii)	Borrower shall pay on behalf of the Lender the full amount deducted to the relevant authority as and when required by Applicable Laws; and

(iv)	Borrower shall deliver to the Lender evidence of such payment.

(c)	Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States, Canada or any political subdivision thereof and all liabilities (including, without limitation, all interest and penalties) with respect thereto, in each case arising from any payment made under this Agreement, any Credit Document or other agreement related hereto or thereto or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other agreement related hereto (collectively, “Other Taxes”).

(d)	Borrower shall indemnify the Lender, whether directly or by Lender’s draw upon the Loans, for the full amount of Applicable Taxes and Other Taxes (including any Applicable Taxes and Other Taxes arising in respect of any additional payment required under Paragraph (b) of this Paragraph 27) paid by the Lender and any liability (including for penalties, interest and expenses) with respect thereto, whether or not such Applicable Taxes or Other Taxes were correctly or legally asserted; provided, that, if Borrower reasonably believes that the Applicable Taxes or Other Taxes were not correctly or legally asserted, the Lender will use reasonable commercial efforts, at the expense of Borrower to cooperate with Borrower to obtain a refund of such Applicable Taxes or Other Taxes. This indemnification shall be made within thirty (30) days from the date the Lender makes written demand therefor.

(e)	Within thirty (30) days after the date of any payment of Applicable Taxes or Other Taxes by Borrower, Borrower shall furnish to the Lender, the original or a certified copy of a receipt or other satisfactory proof evidencing payment thereof.

(f)	Notwithstanding the foregoing, if a payment made to the Lender under any Credit Document would be subject to US federal withholding Tax imposed under FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA, the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment.

28.	INTERNAL REVENUE SERVICE FORMS:

(a)	Borrower shall contemporaneously with the execution of this Agreement deliver to Lender a properly completed and duly executed original of Internal Revenue Service Form W-9, or any subsequent versions thereof or successors thereto.

(b)	Lender shall deliver to Borrower contemporaneously with the execution of this Agreement a properly completed and duly executed original of Internal Revenue Service Form W-8 BEN, or any subsequent versions thereof or successors thereto.

29.	RESERVED.

30.	ONE LOAN; MARSHALING; SURVIVAL

(a)	All Loans under this Agreement or under any other Credit Document constitute one loan and all of the Obligations constitute one obligation. The Loans and all other advances or extensions of credit to, or for the benefit of, Borrower under this Agreement or any other Credit Document and all other Obligations are made on the security of all of the Collateral. The limits on outstanding Loans against any Loan are not intended and shall not be deemed to limit in any way Lender’s security interest in, or other Liens on, any Collateral.

(b)	Upon the occurrence and during the continuance of any Event of Default, Lender may enforce this Agreement and the other Credit Documents independently of any other remedy or security the Lender at any time may have or hold in connection with the Loans, and it shall not be necessary for the Lender to marshal assets or proceed against any Collateral on any order or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement and the other Credit Documents.

(c)	The Lender’s rights under the Credit Documents shall be reinstated and revived, and the enforceability of this Agreement and the other Credit Documents shall continue, with respect to any amount at any time paid on account of the Loan which thereafter shall be required to be restored or returned by the Lender, all as though such amount had not been paid. The rights of the Lender created or granted herein and the enforceability of this Agreement and the other Credit Documents at all times shall remain effective to cover the full amount of the Loan even though any security therefor, may be or hereafter may become invalid or otherwise unenforceable.

31.	USURY CEILING:

At no time shall any provision of this Agreement or other Credit Documents obligate Borrower to make any payment of interest or other amount payable to the Lender in an amount or calculated in excess of the highest applicable usury ceiling (the “Maximum Rate”). In the event any interest is charged or received by the Lender in excess of the Maximum Rate, Borrower acknowledges that the amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, so as not to be so prohibited by law or result in a receipt by the Lender of interest at a criminal rate, the adjustment shall be effected, to the extent necessary, as follows: (i) firstly, by reducing the amount or rate of interest required to be paid to the Lender under this Agreement or the other Credit Documents, and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lender that would constitute interest.

32.	CONSENT TO JURISDICTION:

Borrower and the Lender hereby irrevocably submit, as explicitly requested and elected by Borrower, to the exclusive jurisdiction of any United States Federal Court or New York state court sitting in New York County (Manhattan), New York, in any action or proceeding arising out of or relating to this Agreement or any of the Credit Documents and Borrower and Lender hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or New York state court. Each Party irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of New York by the delivery of copies of such process to it at the applicable addresses specified in Paragraph 34(d) or by certified mail directed to such address or such other address as may be designated by it in a notice to the other parties that complies as to delivery with the terms of Paragraph 34(d). Nothing in this Paragraph 32 shall affect the right of the Lender to serve process in any other manner permitted by law or limit the right of the Lender to bring any such action or proceeding against Borrower or any of its property in the courts with subject matter jurisdiction of any other jurisdiction. Borrower irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts and specifically represents and warrants that such jurisdiction has been chosen at the request of Borrower with full knowledge of my increased expense and inconvenience thereof.

33.	LAW OF NEW YORK:

This Agreement and, except where otherwise expressly specified therein to be governed by local law, the other Credit Documents shall be governed by and construed and enforced in accordance with the laws of the State of New York (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Laws, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Laws, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

34.	GENERAL:

(a)	Reserved

(b)	The Security Agreements contain covenants, representations, warranties and events of default to which Borrower shall be bound, in addition to any covenants, representations, warranties and events of default herein contained.

(c)	The terms and conditions of this Agreement shall not be merged in, and shall survive, the execution of the Credit Documents. In the event of any conflict or inconsistency between any provision of this Agreement and any of the other Credit Documents, the provisions of this Agreement shall govern and prevail.

(d)	All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by personal delivery or by facsimile transmission addressed to such other party or delivered to such other party as follows:

(i)	to Borrower at:

Great Lakes Aviation, Ltd.

1022 Airport Parkway

Cheyenne, WY 82001

Attention: Michael Matthews, Vice President and Chief Financial Officer

Fax: (307) 432-7001

(ii)	To the Lender at:

Suite 4620, Bay Wellington Tower

Brookfield Place

P.O. Box 792

181 Bay Street

Toronto, ON M5J 2T3

Attention: COO

Facsimile: 416-941-9876

or at such other address or facsimile number as may be given by any of them to the others in writing from time to time and such notices, requests, demands or other communications shall be deemed to have been received when delivered, or, if sent by facsimile transmission, on the date of transmission unless sent on a day that is not a Business Day or after 5:00 p.m. (local time of the recipient) on a Business Day, in which case it shall be deemed to have been received on the next Business Day following the day of such transmission.

(e)

Lender may, in its discretion, elect, from time to time, to receive certain information, including reports, otherwise required by the terms of this Agreement or the other Credit Documents (‘Reports”) from Borrower via electronic mail transmission (“e-mail”). Lender may designate from time to time its e-mail address to Borrower (the “Lender E-mail Address”). All e-mail transmissions of Reports from Borrower shall contain the information as specified in this Agreement and shall be formatted or displayed in an easily readable format. Borrower will be solely responsible for the confidentiality of the contents of e-mail transmissions during transmission to the Lender E-Mail Address. Borrower will be responsible for the accuracy of all information provided to Lender via e-mail transmission to the Lender E-mail Address, and any information so received by

Lender will be deemed to have been submitted by and received from Borrower. In the event of a failure of the transmission of the Reports, it is the responsibility of Borrower to transmit the contents of any pending transmission to Lender using an alternative method which is timely and in accordance with this Agreement. Borrower agrees that, by sending Lender the Reports via e-mail transmission, Borrower is certifying the truthfulness and accuracy in all material respects of the Reports submitted each and every time Borrower sends Lender the Reports. Borrower further agrees that, on each occasion when Borrower send Lender e-mail transmission containing Reports, Borrower is warranting and representing to Lender the truthfulness and accuracy in all material respects of the representations and warranties relevant to that Report set forth in the relevant Credit Document. Borrower consents to and represents that it is its intent that by Borrower’s insertion of Borrower’s name in the subject line of the transmitting e-mail, or on the Reports (including the header and/or the certification line), Borrower intends such to constitute a legally binding and enforceable signature of Borrower, and in all aspects the legal equivalent of Borrower’s handwritten signature. Lender acknowledges and agrees that has received and will receive material non-public information concerning Borrower and agrees to use, and to cause all other persons to whom it delivers any such information to use, such information in compliance with all relevant policies, procedures and applicable requirements of law (including United States federal and state securities laws and regulations.

(f)	Assignment/Participations.

(i)	The benefit of this Agreement may not be assigned by Borrower.

(ii)	With the prior written consent of Borrower (not to be unreasonably withheld or delayed) Lender may, at any time and at its expense, assign the whole or any part of its rights and obligations pursuant to this Agreement or any of the Security Agreements or other Credit Documents to any Person, provided that Borrower’s consent to any such assignment shall not be required at any time that an Event of Default has occurred and remains outstanding. Borrower agrees, at the expense of the Lender (including Borrower’s reasonable legal fees and expenses) to enter into all such documents and assurances as may be necessary to facilitate same.

(iii)	The Lender may disclose to potential or actual participants confidential information regarding the Borrower (including, any such information provided by the Borrower to the Lender); provided that such potential or actual participants agree to keep such confidential information confidential and use it solely for evaluation of an assignment or the administration of this Agreement and the other Credit Documents and provided further that Borrower will be a third party beneficiary of such agreement. The Lender shall not be liable for any disclosure of confidential information made pursuant to this Paragraph 34(f).

(iv)	Lender, in the ordinary course of its business and in accordance with applicable law, may at any time after the Closing Date, sell to one or more lenders or other entities (“Participants”) participating interests in the Loans, the Loan Collateral or other security provided to Lender, or any other interests of Lender under this Agreement or the other Credit Documents.

(g)	Reserved.

(h)	Time shall be in all respects of the essence hereof.

(i)	The Lender will not be considered to have waived compliance with or amended any part of this Agreement or any obligations of Borrower hereunder or under any other document unless such waiver or amendment is specifically set out in writing. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given. The Lender shall not be deemed to have waived compliance with any obligation of Borrower simply because it does not exercise any of its rights or remedies immediately upon the occurrence of a breach thereof.

(j)	No representation or warranty or other statement made by the Lender concerning the Obligations shall be binding on the Lender unless made by it herein or in writing as a specific amendment to this Agreement.

(k)	The Lender’s records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of Borrower to the Lender.

(l)	All financial or accounting determinations, reports and statements provided for in this Agreement except where otherwise expressly noted shall be made or prepared in accordance with GAAP applied in a consistent manner.

(m)	Borrower consents to the obtaining from any credit reporting agency or from any Person or entity of such information as the Lender may require at any time.

(n)	This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by facsimile or by electronic transmission in portable document format (PDF) of an executed counterpart of this Agreement is as effective as delivery of an originally executed counterpart of this Agreement.

35.	COMPLIANCE WITH CAPE TOWN TREATY; RECORDATION WITH THE INTERNATIONAL REGISTRY. Without limiting any other terms or conditions of this Agreement, Borrower agrees as follows, all of which shall be undertaken at Borrower’s sole expense:

(a)	If not completed previously, prior to the closing and funding of any loan hereunder, Borrower shall register and be approved as a “Transacting User Entity” with the International Registry.

(b)	Prior to the closing and funding of any loan hereunder, Borrower shall take any and all such action, and shall execute and deliver such instruments, documents and certificates, as Lender may require in order to accurately register and timely record the respective interests of Borrower and Lender in the Eligible Fleet Equipment with the International Registry pursuant to the Cape Town Treaty, such interests to be searchable in the International Registry to the satisfaction of the Lender, and with the FAA pursuant to the Act, including, without limitation, providing such consents (and does hereby consent) as may be required to permit Lender to give effect to the timely registration and recordation with the International Registry of the respective interests of Borrower and Lender in the Eligible Fleet Equipment.

(c)	Upon Lender’s request, Borrower shall execute and deliver to Lender a fully completed and originally executed Irrevocable De-Registration and Export Request Authorization (“IDERA”), in the form acceptable to Lender in its sole and absolute discretion, which lender may file with the FAA upon an Event of Default.

(d)	Borrower shall take any and all such action, and shall execute and deliver such instruments, documents and certificates, and hereby consents to any applicable International Registry registrations as Lender may require in order to maintain the registration and recordation of the respective interests of Borrower and Lender in the Equipment with the International Registry pursuant to the Cape Town Treaty and with the FAA pursuant to the Act.

35.	ORAL AGREEMENTS.

THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

36.	RELEASE.

BORROWER ON BEHALF OF ITSELF AND ITS SHAREHOLDERS, DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES, AGENTS AND ASSIGNS HEREBY WAIVES, DISCHARGES AND FOREVER RELEASES LENDER, LENDER’S EMPLOYEES, OFFICERS, DIRECTORS, AFFILIATES, ATTORNEYS, STOCKHOLDERS AND SUCCESSORS AND ASSIGNS, FROM AND OF ANY AND ALL CLAIMS, CAUSES OF ACTION, DEFENSES, COUNTERCLAIMS OR OFFSETS AND/OR ALLEGATIONS BORROWER MAY HAVE OR MAY HAVE MADE OR WHICH ARE BASED ON FACTS OR CIRCUMSTANCES ARISING AT ANY TIME UP THROUGH AND INCLUDING THE DATE OF THIS AGREEMENT, WHETHER KNOWN OR UNKNOWN, AGAINST ANY OR ALL OF LENDER, LENDER’S EMPLOYEES, OFFICERS, DIRECTORS, AFFILIATES, ATTORNEYS, SHAREHOLDERS AND SUCCESSORS AND ASSIGNS.

37.	WAIVER OF JURY TRIAL.

BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED BY AND HAS CONSULTED WITH COUNSEL OF ITS CHOICE, AND HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

The undersigned hereby acknowledge and agree to the foregoing as of the date first written above.

“BORROWER”

Great Lakes Aviation, Ltd

By:	/s/ Michael O. Matthews
Its:	Chief Financial Officer

LENDER: CALLIDUS CAPITAL CORPORATION

By:	/s/ David Reese

Its:

By:	/s/ Jim Riley

Its:

[Signature Page to Loan Agreement]

SCHEDULES

Schedule 18(a)(i):	Secured Indebtedness Paid at Closing
Schedule 19(d):	Cash Management Accounts
Schedule 20(a):	Significant Shareholders
Schedule 20(b):	Related Party Transactions
Schedule 20(e):	Intellectual Property
Schedule 20(g):	Defaults and Judgments
Schedule 20(j):	Permits
Schedule 20(k):	Permitted Debt and Permitted Liens
Schedule 20(p):	ERISA Matters
Schedule 20(q):	Collective Bargaining Agreements
Schedule 20(t):	Environmental Disclosures
Schedule 20(v):	Material Contracts
Schedule 20(w):	EAS Program Contracts
Schedule 20(x):	Eligible Fleet Equipment
Schedule 22(b)(x):	Collateral Locations